Exhibit 8.1

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Escrow Agreement”) is entered into and effective this 20th day of April, 2017 by and among BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation (“Escrow Agent” or “Bank”), Medalist Diversified REIT, Inc., a Maryland corporation (“Issuer”), and Moloney Securities Co., Inc., a Missouri corporation (“Moloney” and, together with Escrow Agent and Issuer, the “Parties”).

WHEREAS, Issuer plans to offer for sale to investors through Moloney and one or more participating dealers a minimum of 800,000 and up to a maximum of 5,000,000 shares of the common stock of Issuer (the “Securities”) at a price per share of $10.00 in an offering exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation A promulgated thereunder (the “Offering”);

WHEREAS, the Parties hereto desire for the Escrow Agent to open an account (the “Escrow Account”) into which funds received from subscribers will be deposited with, and held by, the Escrow Agent in accordance with this Escrow Agreement; and

WHEREAS, Moloney and certain of the participating dealers anticipated to offer the Securities for sale have established clearing relationships with FOLIOfn Investments, Inc., a Virginia corporation (“Folio”), a member of the Financial Industry Regulatory Authority (“FINRA”), who has developed an escrow-less procedure (the “Folio Procedure”) for compliance with Rule 15c2-4 (“Rule 15c2-4”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such participating dealers are anticipated to utilized the Folio Procedure; and

WHEREAS, certain other participating dealers are expected to require a traditional bank escrow for compliance with Rule 15c2-4; and

WHEREAS, Moloney will enter into a separate Participating Dealer Agreement with the other participating dealers pursuant to which each participating dealer electing not to utilize the Folio Procedure will agree to be bound by the terms of this Escrow Agreement. The term “Participating Dealers” as used herein shall include all and only participating dealers electing to utilize a traditional bank and to be bound by this Escrow Agreement. For purposes of communications and directives under this Escrow Agreement, the Escrow Agent need only accept those communications and directives made by Moloney, as representative of the Participating Dealers.

NOW, THEREFORE, in consideration of the premises herein, the parties hereto agree as follows:

I.	Terms and Conditions

1.1.       Issuer and Moloney hereby appoint the Bank as Escrow Agent and the Bank hereby accepts its duties as provided herein.

1.2.       Issuer and the Participating Dealers shall from time to time remit funds to the Escrow Agent, in the form of checks, drafts or money orders from subscribers made payable to “Branch Banking and Trust Company, as escrow agent for Medalist Diversified REIT, Inc.” Any check received which is made payable to any party other than the Escrow Agent, shall be returned to the purchaser who submitted the check and not accepted. Subscribers may also wire money or send money via ACH transfer directly to the Escrow Agent using the wire instructions below. All funds received by the Escrow Agent shall be held as provided in this Escrow Agreement.

Branch Banking and Trust Company

ABA:

Account:

Account Name:

Reference:

Attention:

1.3.       The “Escrow Period” shall begin on the date of this Escrow Agreement and shall terminate upon the earlier to occur of the following dates: (a) 5:00 PM Eastern Time on July 28, 2017 (the “Minimum Termination Date”), if Escrow Agent shall not have received, prior to the Minimum Termination Date, Mutual Instructions (as defined below), in accordance with Section 1.5 below from Moloney and Issuer that there are at least $8,000,000 of subscriber funds (the “Minimum Amount”) available in the aggregate between those collected funds deposited in the Escrow Account and those available pursuant to the Folio Procedure; (b) the date upon which the Issuer informs the Escrow Agent that it has terminated the Offering; (c) the date upon which all of the Securities have been issued; or (d) January 28, 2018 (collectively, the “Termination Date”).

1.4.       Moloney agrees that it shall, or shall require, the Participating Dealers to, by noon of the next business day following receipt thereof, deliver all monies received from subscribers for the payment of the Securities to the Escrow Agent for deposit in the Escrow Account together with a written account of each sale, which account shall set forth, among other things, the subscriber’s name and address, the number of Securities purchased, the amount paid therefor, and whether the consideration received was in the form of a check, draft, or money order.

1.5.       Within two business days of receipt of written instructions, signed by an authorized representative of Issuer and Moloney (a list of whom are provided in Exhibit A-1 and Exhibit A-2) (the “Mutual Instructions”), the Escrow Agent shall disburse funds as provided in such Mutual Instructions; provided, that, if such Mutual Instructions pertain to the initial closing of the Offering, such Mutual Instructions shall further include a mutual representation from Moloney and the Issuer that the aggregate subscriber funds available for closing in the Escrow Account, plus those represented to the Parties as being available pursuant to the Folio Procedure meet or exceed the Minimum Amount; and, further, provided that, disbursements shall only be made from the Escrow Account to the extent that funds are collected funds.

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1.6.       In the event the Escrow Agent does not receive Mutual Instructions regarding the Minimum Amount prior to the Minimum Termination Date, or if the initial closing has occurred prior to the Termination Date relative to any funds remaining in the Escrow Account as of the Termination Date, the Escrow Agent shall refund to each subscriber the amount received from the subscriber, without deduction, penalty, or expense to the subscriber, and the Escrow Agent shall notify Issuer and Moloney, on behalf of the Participating Dealers, of its distribution of the funds. The purchase money returned to each subscriber shall be free and clear of any and all claims of Issuer or any of its creditors. In the event the Escrow Agent does receive Mutual Instructions from the Issuer and Moloney prior to the Termination Date, in no event will the funds in the Escrow Account be released to Issuer until such amount is received by the Escrow Agent in collected funds. For purposes of this Agreement, the term “collected funds” shall mean all funds received by the Escrow Agent which have cleared normal banking channels and are in the form of cash.

II.	Provisions as to Escrow Agent

2.1.      This Escrow Agreement expressly and exclusively sets forth the duties of Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this Escrow Agreement against Escrow Agent. In performing its duties under this Agreement, or upon the claimed failure to perform its duties, the Escrow Agent shall have no liability except for the Escrow Agent’s willful misconduct or gross negligence.  In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages.  The Escrow Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Escrow Agent pursuant to wiring or transfer instructions provided to the Escrow Agent in accordance with the provisions of this Agreement. The Escrow Agent shall not be obligated to take any legal action or to commence any proceedings in connection with this Agreement or any property held hereunder or to appear in, prosecute or defend in any such legal action or proceedings.

2.2.       Escrow Agent acts hereunder as a depository only, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the Escrow Agreement or any part thereof, or of any person executing or depositing such subject matter.

2.3.       This Escrow Agreement constitutes the entire agreement between the Escrow Agent and the other parties hereto in connection with the subject matter of this Escrow Account, and no other agreement entered into between the parties, or any of them, shall be considered as adopted or binding, in whole or in part, upon the Escrow Agent, notwithstanding that any such other agreement may be deposited with Escrow Agent or the Escrow Agent may have knowledge thereof.

2.4.       Escrow Agent shall in no way be responsible for nor shall it be its duty to notify any party hereto or any other party interested in this Escrow Agreement of any payment required or maturity occurring under this Escrow Agreement or under the terms of any instrument deposited therewith unless such notice is explicitly provided for in the Escrow Agreement.

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2.5.       Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other paper or document which Escrow Agent in good faith believes to be genuine and what it purports, to be, including, but not limited to, items directing investment or non-investment of funds, items requesting or authorizing release, disbursement or retainage of the subject matter of the Escrow Agreement and items amending the terms of the Escrow Agreement.

2.6.       Escrow Agent may consult with legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the advice of such counsel.

2.7.       In the event of any disagreement between any of the parties to this Escrow Agreement, or between any of them and any other party, resulting in adverse claims or demands being made in connection with the matters covered by this Escrow Agreement, or in the event that Escrow Agent, in good faith, be in doubt as to what action it should take hereunder, Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, Escrow Agent shall not be or become liable in any way or to any party for its failure or refusal to act, and Escrow Agent shall be entitled to continue to refrain from acting until (i) the rights of all interested parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjudged and all doubt resolved by agreement among all of the interested parties, and Escrow Agent shall have been notified thereof in writing signed by all such parties. Notwithstanding the preceding, Escrow Agent may in its discretion obey the order, judgment, decree or levy of any court, whether with or without jurisdiction, or of an agency of the United States or any political subdivision thereof, or of any agency of the Commonwealth of Virginia or of any political subdivision thereof, and Escrow Agent is hereby authorized in its sole discretion, to comply with and obey any such orders, judgments, decrees or levies. The rights of Escrow Agent under this sub-paragraph are cumulative of all other rights which it may have by law or otherwise.

2.8.       Issuer agrees to indemnify and hold harmless the Escrow Agent and each of the Escrow Agent’s officers, directors, agents and employees (the “Indemnified Parties”) from and against any and all losses, liabilities, claims, damages, expenses and costs (including attorneys’ fees) of every nature whatsoever which any such Indemnified Party may incur and which arise directly or indirectly from this Agreement or which arise directly or indirectly by virtue of the Escrow Agent’s undertaking to serve as Escrow Agent hereunder; provided, however, that no Indemnified Party shall be entitled to indemnity in case of such Indemnified Party’s gross negligence or willful misconduct. The provisions of this section shall survive the termination of this Agreement and any resignation or removal of the Escrow Agent.

2.9.       In the event that any controversy should arise among the parties with respect to the Escrow Agreement or should the Escrow Agent resign and the parties fail to select another Escrow Agent to act in its stead, the Escrow Agent shall have the right to institute a bill of interpleader in any court of competent jurisdiction to determine the rights of the parties or, at the election of the Escrow Agent, deposit all property held under this Escrow Agreement into the registry of the court of competent jurisdiction and notify the parties of such deposit, and in either such even the Escrow Agent shall be discharged from all further duties as escrow agent under the terms of this Escrow Agreement.

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2.10.     The Escrow Agent may resign at any time from its obligations under this Escrow Agreement by providing written notice to the parties hereto. Such resignation shall be effective on the date set forth in such written notice, which shall be no earlier than thirty (30) days after such written notice has been furnished. In the event no successor escrow agent has been appointed on or prior to the date such resignation is to become effective, the Escrow Agent shall be entitled to tender into the custody of any court of competent jurisdiction all funds and other property then held by the Escrow Agent hereunder and the Escrow Agent shall thereupon be relieved of all further duties and obligations under this Escrow Agreement. The Escrow Agent shall have no responsibility for the appointment of a successor escrow agent hereunder.

III.	Compensation of Escrow Agent

3.1.       Escrow Agent shall be entitled to reasonable compensation as well as reimbursement for its reasonable costs and expenses incurred in connection with the performance by it of services under this Escrow Agreement (including reasonable fees and expenses of Escrow Agent’s counsel). The Issuer hereby binds and obligates itself to pay to Escrow Agent the compensation and reimbursement to which it is entitled. Escrow Agent’s fee is as provided in Exhibit B to this agreement.

IV.	Miscellaneous

4.1.       If money is a part of the subject matter of this Escrow Agreement, then Escrow Agent shall make no disbursement, investment or other use of funds until and unless it has collected funds. Escrow Agent shall not be liable for collection items until the proceeds of the same in actual cash have been received or the Federal Reserve has given Escrow Agent credit for the funds.

4.2.       The funds held in the Escrow Account shall not be invested and shall be interest-free.

4.3.       The Escrow Agent shall provide monthly reports of transactions and holdings to the Parties as of the end of each month, at the address provided by the Parties. On or before the execution and delivery of this Escrow Agreement, each of Issuer and Moloney shall provide to the Escrow Agent a completed Form W-9 or Form W-8, whichever is appropriate. Notwithstanding anything to the contrary herein provided, the Escrow Agent shall have no duty to prepare or file any Federal or state tax report or return with respect to any funds held pursuant to this Agreement or any income earned thereon.

4.4.       Any notice, request for consent, report, or any other communication required or permitted in this Escrow Agreement shall be in writing and shall be deemed to have been given when personally delivered to the party specified and addressed as follows:

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If to Escrow Agent:	Branch Banking and Trust Company
Attn: Corporate Trust Services
223 West Nash Street
Wilson, NC 27893
	Phone #:	(252) 246-4974
	Fax #:	(252) 246-4303
	Email:	pmcgee@bbandt.com

If to Issuer:	Medalist Diversified REIT, Inc.
11 S. 12th Street, Suite 401
Richmond, VA 23219
Attention: Thomas E. Messier
	Phone #:	(804)344-4435
	E-mail:	Tim.Messier@medalistprop.com

If to Moloney:	Moloney Securities Co., Inc.
13537 Barret Parkway Drive, Suite 300
Manchester, Missouri 63021
Attention: Donald Hancock
	Phone #:	314-909-0600 ext. 3053
	E-mail:	dhancock@moseco.com

Any party may unilaterally designate a different address by giving notice of each change in the manner specified above to each other party.

4.5.       This Escrow Agreement is being made in and is intended to be construed according to the laws of the Commonwealth of Virginia. It shall inure to and be binding upon the parties hereto and their respective successors, heirs and assigns. All representations, covenants, and indemnifications contained herein shall survive the termination of this Escrow Agreement.

4.6.       The terms of this Escrow Agreement may be altered, amended, modified or revoked only by an instrument in writing signed by all the parties hereto.

4.7.       If any provision of this agreement shall be held or deemed to be or shall in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatsoever.

4.8.       All titles and headings in this Agreement are intended solely for convenience of reference and shall in no way limit or otherwise affect the interpretation of any of the provisions hereof.

4.9.       This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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4.10.       Contemporaneously with the execution and delivery of this Escrow Agreement and, if necessary, from time to time thereafter, Issuer and Moloney shall execute and deliver to the Escrow Agent a Certificate of Incumbency substantially in the form of Exhibit A-1 and Exhibit A-2 hereto (a “Certificate of Incumbency”) for the purpose of establishing the identity and authority of persons entitled to issue notices, instructions or directions to the Escrow Agent on behalf of each such party. Until such time as the Escrow Agent shall receive an amended Certificate of Incumbency replacing any Certificate of Incumbency theretofore delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on the most recent Certificate of Incumbency furnished to the Escrow Agent. Whenever this Escrow Agreement provides for joint written notices, joint written instructions or other joint actions to be delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on any joint written notice, instructions or action executed by persons named in such Certificate of Incumbency.

4.11       Issuer and Moloney agree that in the event the offering to which this Escrow Agreement relates is not consummated because the Minimum Amount is not received, they shall promptly provide written instructions to the Escrow Agent to return subscriber funds promptly together with pro-rata interest thereon, in compliance with SEC Rule 10b-9, and subject to the receipt of such written instructions, the Escrow Agent agrees that it shall promptly return such funds, in accordance with said Rule.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

BRANCH BANKING AND TRUST COMPANY, as Escrow Agent

By: /s/ Pamela B. McGee
Name (print): Pamela B. McGee
Title: Vice President

MEDALIST DIVERSIFIED REIT, INC.

By: /s/ Thomas E. Messier
Name: Thomas E. Messier
Title: Co-President

MOLONEY SECURITIES CO., INC.

By: /s/ Donald Hancock
Name: Donald Hancock
Title: CEO

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EXHIBIT A-1

Certificate of Incumbency

(List of Authorized Representatives)

Client Name:     Medalist Diversified REIT, Inc.

As an Authorized Officer of the above referenced entity, I hereby certify that each person listed below is an authorized signor for such entity, and that the title and signature appearing beside each name is true and correct.

Name	Title	Signature	Contact Number
Thomas E. Messier	Co- President	/s/ Thomas E. Messier	(804) 344-4435
William R. Elliot.	Co-President	/s/ William R. Elliott	(804) 344-4434

IN WITNESS WHEREOF, this certificate has been executed by a duly authorized officer on:

4-20-2017

Date

By: /s/ Thomas E. Messier

Name (print): Thomas E. Messier

Its: Co-President

EXHIBIT A-2

Certificate of Incumbency

(List of Authorized Representatives)

Client Name:     Moloney Securities Co., Inc.

As an Authorized Officer of the above referenced entity, I hereby certify that each person listed below is an authorized signor for such entity, and that the title and signature appearing beside each name is true and correct.

Name	Title	Signature	Contact Number
Donald R. Hancock	Chairman & CEO	/s/ Donald Hancock	314-909-0600 ext. 3053

IN WITNESS WHEREOF, this certificate has been executed by a duly authorized officer on:

Date

By: /s/ Donald Hancock

Name (print): Donald Hancock

Its: CEO

EXHIBIT B

BRANCH BANKING AND TRUST COMPANY, as Escrow Agent

Schedule of Fees & Expenses

Setup Fee:      Waived

Note: This fee provides consideration for program review, due diligence and activities leading up to and including the account establishment. This fee is payable in full on or before Closing Date, and shall not be pro-rated.

Administration Fee: $3,000.00

Note: This fee is paid on an annual billing period, payable in advance and commencing Closing Date.

Investment Fee: $0.00 per trade, per account

Note: This fee shall be charged each billing period, based [per trade; upon an estimate an of 0 trades per billing period; upon investment average invested balances at .0000% over each billing cycle].

Statement Fee: $0.00 per year

Note: Accounts will initially be established with web-based online, view-only statement provider, TamLink. These online services shall be available to the Client free of charge. Online TamLink statements can be printed into a paper format and downloaded into data files that may be manipulated by the Client through Excel® or other analytical and reporting computer applications. If the Client requests a paper statement, then the Client shall be charged at the rate of $1,000 per year.

Legal Fees:        At Cost ( None Anticipated )

Note: BB&T may use legal counsel of its own selection (acceptable to the client), and all legal counsel expenses of BB&T shall be paid by the Client promptly upon presentment. If permitted under the governing documents, the expenses shall be born by the trust. If internal counsel is employed, a rate of $500 per hour will be applied.

Early Termination Fees: $0.00 Plus Pro Rata Fees

Note: Due to the processing services required, termination fees for any reason, including but not limited to early call or put, defeasance, or sale and liquidation, shall entitle BB&T to a single Termination Fee as indicated above. In addition, because BB&T has priced the services described herein, in part, on the basis of the program duration estimate of [insert length of time by years and months], in the event the program terminates prior to this estimated duration, BB&T shall be entitled to the pro-rata portion of fees on a present value basis using an annual discount rate of 10.00%.

Expenses:        0%

Note: These represent ordinary out-of-pocket expenses estimated as a percentage of the Administration Fee to be calculated by annual rate, and are payable on a pro-rata basis at the time each Administration Fee becomes due and payable. These fees do not represent extraordinary fees or expenses not otherwise contemplated within this Fee Schedule or the governing documentation.